Exhibit 5.2

Linklaters LLP 1345 Avenue of the Americas New York, NY 10105 Telephone (+1) 212 903 9000 Facsimile (+1) 212 903 9100

National Grid plc 1-3 Strand London WC2N 5EH England

June 4, 2018

Ladies and Gentlemen,

National Grid plc (the “Issuer”) Registration Statement on Form F-3 in respect of debt securities (the “Debt Securities”)

We have acted as United States counsel to the Issuer in connection with the automatic shelf registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on June 4, 2018 relating to the registration under the United States Securities Act of 1933, (the “Securities Act”), of an indeterminate amount of the Issuer’s Debt Securities. The Debt Securities may be issued from time to time pursuant to the indenture dated July 3, 2006 between National Grid plc and The Bank of New York Mellon (formerly The Bank of New York) (as amended and/or supplemented from time to time, the “Indenture”).

This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

For the purpose of this opinion, we have examined the Indenture, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate. We have assumed that the Issuer has the power to execute and deliver the Debt Securities and the Indenture, and perform its obligations thereunder, that the Indenture has been duly and validly authorized, executed and delivered under the laws of England and Wales by the Issuer, that the Debt Securities conform to the form examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

In our opinion:

1.	The Indenture has been duly executed and delivered by the Issuer and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a valid and legally binding agreement of the Issuer enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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2.	The Debt Securities, when executed and delivered by the Issuer against payment therefor pursuant to the terms of the Indenture and when authenticated in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Linklaters LLP